CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

Media Contact: Joan O. Shevchik

(513) 603-5323

Investor Contact: Heather J. Wietzel

 (513) 603-5236

Cincinnati Financial Subsidiaries Earn A.M. Best’s A++ (Superior) Financial Strength Ratings

• Best affirms top rating of A++ (Superior) for property casualty group

• Best affirms A+ (Superior) for Cincinnati Life

• Best assigns and affirms corporate debt ratings; assigns issuer credit ratings for corporation and subsidiaries

Cincinnati, June 15, 2005—Cincinnati Financial Corporation (Nasdaq: CINF) announced that A.M. Best Co. this week affirmed its insurance subsidiaries’ financial strength ratings with stable outlooks. Best affirmed its highest A++ (Superior) financial strength rating for The Cincinnati Insurance Companies property casualty group and its A+ (Superior) rating for The Cincinnati Life Insurance Company. About 9 percent of insurer groups receive ratings in the Superior category, and less than 2 percent receive the highest rating, A++.

In other action, Best:

•

affirmed Cincinnati Financial’s debt rating of “aa-”on the company’s 6.125% senior notes due 2034

•

assigned a senior debt rating of “aa-” to the company’s newly issued 6.92% senior debentures that were offered in exchange for the outstanding 6.90% senior debentures due 2028

•

assigned issuer credit ratings of “aa-“ to Cincinnati Financial Corporation, “aaa” to The Cincinnati Insurance Companies and “aa-” to The Cincinnati Life Insurance Company

In affirming the property casualty group’s insurer financial strength ratings, Best cited superior risk-based capitalization, very strong operating performance and a successful business position developed through building a network of independent agents to market Cincinnati’s packaged policies in selected states. Best also noted Cincinnati’s very strong overall underwriting results with a 2004 statutory combined ratio of 89.4 percent.

“Independent insurance agents and their quality-conscious clients look for strong insurers to protect their assets. Cincinnati Insurance competes effectively by maintaining superior claims-paying ability and by responding to property casualty claims promptly and in person,” said John J. Schiff Jr., CPCU, chairman and chief executive officer of Cincinnati Financial Corporation and The Cincinnati Insurance Companies.

Best said it expects Cincinnati’s overall operating results and capitalization will remain strong in the near term.

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.